EXHIBIT 99

Ardent Health Partners, Inc. Updates Name to Ardent Health, Inc.

BRENTWOOD, Tenn. (May 23, 2025) – Ardent Health Partners, Inc. (NYSE: ARDT) ("Ardent Health" or the "Company"), a leading provider of healthcare in growing mid-sized urban communities across the U.S., today announced that its board of directors voted to change the Company’s name to Ardent Health, Inc., effective June 3, 2025. The updated name aligns the Company’s legal name with its practice of referring to the organization as “Ardent Health” in its communications, ensuring a clear and consistent brand identity.

The name change will have no impact on Ardent Health’s trading symbol on the New York Stock Exchange, its CUSIP number, nor the rights of its stockholders. Ardent Health anticipates that its common stock will begin trading under its updated name on June 3, 2025.

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About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the U.S. With a focus on people and investments in innovative services and technologies, Ardent is passionate about making healthcare better and easier to access. Through its subsidiaries, the Company delivers care through a system of 30 acute care hospitals and approximately 280 sites of care with over 1,800 affiliated providers across six states. For more information, please visit ardenthealth.com.

Investor Relations:
Dave Styblo, CFA
SVP, Investor Relations
investor.relations@ardenthealth.com
(615) 296-3016

Media Relations:
Rebecca Kirkham
SVP, Communications & Corporate Affairs
rebecca.kirkham@ardenthealth.com
(615) 296-3000